SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

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Filed by a Party other than the Registrant  [ X]

Check the appropriate box:

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      14a-6(e)(2))

[  ]  Definitive Proxy Statement

[  ]  Definitive Additional Materials

[X ]  Soliciting Material Pursuant to Sections 240.14a-11(c) or Section
      240.14a-12

                               INPRISE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                           MANAGEMENT INSIGHTS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
Company Presss Release

               ROBERT COATES AND MANAGEMENT INSIGHTS, INC. COMPLY
                          WITH INPRISE REQUEST FOR VOTE

DALLAS, June 29 /PRNewswire/ -- C. Robert Coates and Management  Insights,  Inc.
(MII) today acknowledged receipt of the attached letter from Skadden Arps, corporate counsel for Inprise Corporation (Nasdaq: INPR - news). The letter notes Mr. Coates' obligations to Inprise under an Agreement he signed May 7, 1999 as a condition of appointment to the Inprise Board of Directors. Mr. Coates subsequently resigned from the Board in protest of the proposed merger with Corel, which Inprise abandoned after MII sued to stop it.

The letter from Inprise's counsel states that Mr. Coates and MII must "publicly support and recommend that Inprise's stockholders vote for the election of each of the persons nominated by the Inprise Board to stand for election as directors at Inprise's 2000 Annual Meeting of Stockholders" and "vote all their shares of Inprise voting stock which they are entitled to vote at the 2000 Annual meeting in favor of the election of each of the Board's nominees."

Based on this, the letter states "Inprise expects that Mr. Coates and MII will take immediate action to issue a press release to publicly announce their support for, and that they are voting in favor of and recommend that Inprise stockholders vote in favor of, the Inprise Board's nominees."

"I will continue to abide by the Agreement", said Mr. Coates. "I will be voting my shares in favor of each of the Board's nominees at the Inprise 2000 Annual Meeting, and hereby publicly recommend that Inprise stockholders vote for the election of the Board's nominees as well."

This recommendation should not be construed as a solicitation of proxies by Mr. Coates or MII.

Mr. Coates also noted that he will be free of his obligations under the Agreement "on the day following certification of the results of the votes taken at the 2000 Annual Meeting", which is expected to be on or about July 26, 2000. These obligations include restrictions on his ability to solicit proxies, seek nomination or removal of directors, and join or participate in actions with other Inprise shareholders.

Mr. Coates, MII, and its Affiliates currently own 3,005,440 shares of Inprise Corporation.

                                                   June 27, 2000

     BY FAX (302/658-8111) AND HAND DELIVERY

     Michael Hanrahan, Esq.
     Prickett, Jones & Elliot
     1310 King Street
     Wilmington, Delaware 19801

    Dear Michael:

As you know, our client, Inprise Corporation ( "Inprise "), and your clients, C. Robert Coates ( "Mr. Coates ") and Management Insights, Inc. ( "MII ") are parties to an Agreement dated as of May 7, 1999 (the "Agreement "). Section 1(c) of the Agreement requires Mr. Coates and MII, and their respective Affiliates and Associates (as such terms are defined in the Agreement), to:


    -- publicly support and recommend that Inprise's stockholders vote for the election of each of the persons nominated by the Inprise Board to stand for election as directors at Inprise's 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting"), and

    -- vote all their shares of Inprise voting stock which they are entitled to vote at the 2000 Annual Meeting in favor of the election of each of the Board's nominees.

The 2000 Annual Meeting is scheduled to be held on July 25, 2000, and the Inprise Board's nominees, both of whom currently are directors of Inprise, are Dale Fuller and William Hooper. Inprise's definitive proxy statement in connection with the 2000 Annual Meeting was filed with the Securities and Exchange Commission n June 21, 2000, and has been distributed to Inprise's stockholders.

In accordance with their obligations under Section 1(c) of the Agreement and in light of the fact the 2000 Annual Meeting is now less than one month away, Inprise requests that Mr. Coates and MII publicly support and recommend that Inprise stockholders vote for the election of each of Messrs., Fuller and Hooper as directors of Inprise.

Inprise notes that Mr. Coates and MII previously have issued press releases when they wished to communicate publicly with Inprise stockholders. Inprise expects that Mr. Coates and MII will take immediate action to issue a press release to publicly announce their support for, and that they are voting in favor of and recommend that Inprise stockholders vote in favor of, the Inprise Board's nominees. In accordance with Section 12 of the Agreement, this letter also is being sent to Mr. Coates.


     Sincerely,

     Daniel E. Stoller

     cc:  Mr. Robert Coates
          14755 Preston Road
          Suite 525
          Dallas, Texas  75240
          Fax: (972) 755-2080

    ***

About Management Insights, Inc. Management Insights, Inc. (MII) is a diversified management consulting, venture capital, and investment firm. Its customers include a number of Fortune 500 companies. Among its public investments are large equity stakes in Inprise Corporation, Evolving Systems and Northfield
Labs). Through its ProxyCapital Partners, Inc. subsidiary, MII serves as fund manager for ProxyCapital LP, a value-oriented hedge fund.